DRAKEFORD & DRAKEFORD, LLC

August 4, 2009

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Dear Sir/Madam:

Drakeford & Drakeford, LLC agrees with the statements to Item 4.01 on Form 8-K of Terra Energy Resources, Inc. dated August 4, 2009.

/s/ Drakeford & Drakeford, LLC

      Drakeford & Drakeford, LLC